Vitacost.com Announces Results for the First Quarter 2012

Company Reports 416,000 New Customers

Total Customer Base Grows to 1.7 Million

BOCA RATON, Fla., May 10, 2012 – Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer of health and wellness products, reported financial results for the first quarter ended March 31, 2012. The Company reported a 55% increase in the number of shipped orders, as new customers grew more than 150% on a year-over-year basis to 415,714. Excluding results from Amazon.com, the number of shipped orders increased a strong 30% year-over-year, with new customers up more than 50% driven by continued success of the Company’s Refer-A-Friend program, which was launched during the fourth quarter of 2011, and strong results from the Company’s new marketing initiatives.

The Company reported net sales of $83.6 million for the first quarter of 2012, a 31% increase from net sales of $63.8 million for the first quarter of 2011. Gross profit was $19.1 million, in the first quarter of 2012, up 25% year-over-year. The Company reported an operating loss of $6.6 million in the first quarter of 2012 compared to an operating loss of $2.2 million in the first quarter of 2011. Non-GAAP adjusted EBITDA for the first quarter of 2012 was a loss of $4.0 million compared to break-even results in the first quarter of 2011.

"We are pleased with our strong top-line results as we saw an acceleration in new customer additions and order growth from our vitacost.com website,” stated Jeffrey Horowitz, Vitacost.com’s Chief Executive Officer. “Our Amazon business grew sharply in the first quarter and our performance has improved significantly entering the second quarter as we continue to optimize this channel. We are committed to investing in new customer acquisition and scaling and improving our infrastructure this year to better position the Company for long-term profitable growth.”

First Quarter Financial Highlights

Customer Acquisition: The Company added 415,714 total new customers in the first quarter of 2012, an increase of 152% year-over-year. The Company added 249,530 new customers from its vitacost.com business, up 51% year-over-year, and a sequential increase from the 37% year-over-year growth reported in the fourth quarter of 2011.

Active Customer Base: The Company ended the first quarter of 2012 with 1.7 million active customers, up 44% year-over-year.

Number of Shipped Orders: The Company shipped 1.3 million orders in the first quarter of 2012, up 55% year-over-year. The Company shipped 1.1 million orders from its vitacost.com business, up 30% year-over-year.

Average Order Value: Total AOV for the first quarter of 2012 was $64.39, a decline of 18% year-over-year. The Company’s AOV from its vitacost.com business was $70.94, a 9% decline year-over-year, due in part to the Company’s Refer-A-Friend campaign, where initial orders carry a lower AOV.

Gross Margin: Gross margin was 22.9% in the first quarter of 2012 compared to 24.1% in the first quarter of 2011. Third party products accounted for 77.5% of total product sales in the first quarter of 2012 compared to 74.2% in the first quarter of the prior year. The mix shift was driven by stronger sales of food and non-VMHS products.

Fulfillment Expense: Fulfillment expense on a per order shipped basis remained flat year-over-year, excluding fees related to the Company’s freight savings program. In late 2011, the Company implemented a program to reduce freight expense, which resulted in a 14% year-over-year decline in freight cost per package. As a percentage of sales, fulfillment expense was 10.1% for the first quarter of 2012 compared to 7.7% in the first quarter of 2011 primarily due to the lower AOV in the quarter.

Sales & Marketing Expense: The Company significantly expanded its new customer acquisition activities in the quarter, grew its marketing team and began distributing its products on Amazon.com in July 2011. While these costs increased on a dollar basis year-over-year, the Company’s direct customer acquisition costs for vitacost.com customers remained flat on a per customer basis. Sales and marketing expense was $9.1 million or 10.9% of sales in the first quarter of 2012, compared to $5.1 million or 8.1% of sales in the first quarter of 2011.

Cash and Cash Equivalents: The Company had cash and cash equivalents of $40.6 million as of March 31, 2012. On February 21, 2012, the Company closed a private placement of common stock and warrants for approximately $34.8 million, which will be used to support the Company’s future growth.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeff Horowitz, the Company’s Chief Executive Officer and Brian Helman, the Company’s Chief Financial Officer.

The conference call is scheduled to begin at 10:00 a.m. EDT on May 10, 2012. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com, and will be archived online through May 24, 2012. In addition, you may dial (877) 705-6003 to listen to the live broadcast.

A telephonic playback will be available from 1:00 p.m. EDT, May 10, 2012, through May 24, 2012. Participants can dial (877) 870-5176 to hear the playback. The pass code is 393251.

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects and financial performance, the optimization of the Company’s Amazon business, the Company’s customer acquisition strategy and expectations regarding the pace of customer growth, and the Company’s plans to invest in infrastructure improvements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding the Company’s distribution facilities; significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; inability to defend intellectual property claims; costs of compliance and the Company’s failure to comply with government regulations; the Company’s failure to keep pace with the demands of customers for new products; disruptions in the Company’s manufacturing system, including information technology systems, or losses of manufacturing certifications; or the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2011 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

Discussion of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets. To adjust for the impact of certain matters in 2011 and 2012, the Company has further adjusted the EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits. These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA. Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

Vitacost.com, Inc.

Consolidated Balance Sheets

March 31, 2012 and December 31, 2011

(In thousands, except par value)

	As of
Assets	March 31, 2012	December 31, 2011
Current Assets
Cash and cash equivalents	$40,571	$12,939
Accounts receivable, net	2,178	2,169
Inventory	36,497	34,822
Prepaid expenses	2,175	1,912
Other receivables	325	264
Other assets	2,339	2,344
Total current assets	84,085	54,450

Property and equipment, net	34,425	33,629

Restricted cash	225	225
Deposits	158	125
Goodwill	2,200	2,200
	2,583	2,550

Total assets	$121,093	$90,629

Liability and Stockholders' Equity
Current Liabilities
Accounts payable	30,695	30,250
Deferred revenue	3,872	4,573
Accrued expenses	8,311	6,425
Total current liabilities	42,878	41,248

Deferred tax liability	587	574
Total liabilities	$43,465	$41,822

Commitments and Contingencies

Stockholders' Equity
Preferred stock, par value $.00001 per share; authorized 25,000; no shares issued and outstanding	-	-
Common stock, par value $.00001 per share; authorized 100,000; 33,232 and 27,975 shares issued and outstanding at March 31, 2012, and December 31, 2011, respectively	-	-
Additional paid-in capital	107,375	76,262
Warrants	4,262	-
Accumulated deficit	(34,009)	(27,455)
Total stockholders' equity	77,628	48,807
Total liabilities and stockholders' equity	$121,093	$90,629

Vitacost.com, Inc.

Condensed Consolidated Statement of Operations

(In thousands, except per share)

(Unaudited)

	Three Months Ended
	March 31, 2012			March 31, 2011
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$83,592		$83,592	$63,762		$63,762

Cost of Goods Sold	64,444		64,444	48,395		48,395
Gross Profit	19,148		19,148	15,367		15,367

Fulfillment	8,414		8,414	4,941		4,941
Sales & Marketing	9,133		9,133	5,139		5,139
General & Administrative	8,174	570	7,604	7,503	613	6,890
Total Operating Expenses	25,721		25,151	17,583		16,970

Operating Loss	(6,573)		(6,003)	(2,216)		(1,603)

Other Income	32		32	14		14

Loss Before Income Taxes	(6,541)		(5,971)	(2,202)		(1,589)
Income Tax Expense	(13)	-	(13)	(20)	-	(20)

Net Loss	$(6,554)		$95,984)	$(2,222)		$(1,609)

EPS
Basic	$(0.21)		$(0.20)	$(0.08)		$(0.06)
Fully Diluted	$(0.21)		$(0.20)	$(0.08)		$(0.06)

Basic Shares Outstanding	30,591		30,591	27,790		27,790
Fully Diluted Shares Outstanding	30,591		30,591	27,790		27,790

Vitacost.com - Revenue by Product Line

($ in 000s)

	Three Months Ended March 31,
	2012	2011
Third-party products	$61,887	$45,294
Proprietary products	18,014	15,750
Freight	3,691	2,718
Net sales	$83,592	$63,762

Vitacost.com Reconciliation of GAAP Operating Income to Adjusted EBITDA

To supplement the consolidated financial statements presented in accordance with GAAP, Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets. To adjust for the impact of certain matters in 2011 and 2012, the Company has further adjusted the EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits. These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA. Below is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

Adjusted EBITDA Calculation ($ in 000s)

	Three Months Ended March 31,
	2012	2011
Reported operating (loss) income	$(6,573)	$(2,216)
Depreciation and amortization	1,554	1,492
FAS 123R - Stock Option Expense	492	99
Adjusted EBITDA	$(4,527)	$(625)

Adjustments:
- Severance/recruiting for executives	273	-
- Financing fees	161	-
- Additional proxy/legal/consulting expenses	135	613
Total	569	613

Adjusted EBITDA	$(3,958)	$(12)

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

John Mills

Senior Managing Director

310.954.1105